Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

August 14, 2007

VCG Holding Corp. Announces Record Second Quarter Results

— 2Q Revenues Increase over 138% to $9.52 Million —

— 2Q Net Income Up 236% to $1.74 Million —

DENVER (BUSINESS WIRE) – August 14, 2007 — VCG Holding Corp. (AMEX: PTT), a leading consolidator and operator of adult nightclubs, today announced its financial results for the quarter ended June 30, 2007.

Total revenues for the three months ended June 30, 2007 increased 138% to $9.52 million from $4.0 million for the same fiscal period 2006. Net cash provided by operating activities in the three months ended June 30, 2007 totaled $2.4 million, up substantially from $114,000 for the three months ended June 30, 2006.

The Company reported income applicable to common shareholders of $1.74 million, or $0.11 per share, for the three months ended June 30, 2007 as compared with income applicable to common shareholders of $315,000 or $0.04 per share for the second quarter of 2006.

As of June 30, 2007, VCG had stockholder’s equity of $41.7 million as compared to $12.8 million at December 31, 2006.

The Company had pro forma income that included the results from its seven acquisitions and the related anticipated cost of financing. On a pro forma basis, revenues for the three months ended June 30, 2007 would have been $10.6 million. Pro forma income applicable to common shareholders for the second quarter would have been $2.02 million, or $0.12 per share.

“We are pleased with the strong increases in revenues and net income that we reported in our second quarter,” said Chairman and CEO Troy Lowrie. “These results indicate that our acquisition strategy is working and we are confident that we have untold opportunities to grow through accretive acquisitions. We are reaffirming our EPS guidance for 2007 of $0.43 per share and our 2008 run rate EPS of $0.68 per share. In addition, the filing of the acquisition 8-K/A’s and this 10QSB should bring us in compliance with the American Stock Exchange.”

Management will host a webcast and conference call to discuss second quarter results Wednesday August 15th at 9:00 a.m. ET. The presentation can be accessed at www.viavid.net, or participants can call 1-888-802-2269 (domestic) or 1-913-312-1272 (international). A recording of the conference call will be available until August 22, 2007 by dialing 1-888-203-1112 or 1-719-457-0820 for international callers, and entering the passcode of 5233343.

Financial Tables:

Summary Financial Information

	June 30,
Income Statement Data	2006	2007	% Change
Total Revenue	$7,827,455	$15,904,372	103.2
Cost of Sales	1,171,978	2,173,770	85.5
SG&A	4,951,363	9,883,582	99.6
Income from operations	1,704,114	3,847,020	82.0
Interest Expense	681,676	1,118,686	64.1
Net Income from continuing operations	1,033,504	2,774,926	168.5
Preferred Dividend	447,256	—	N/A
Net income applicable to common shareholders	$455,513	$2,752,203	504.2
Net Income from continuing operations per share	$0.12	$0.17
Preferred Dividend	(0.05)	—
Net (loss) applicable to common shareholders	$0.05	$0.17

Balance Sheet Data	December 31, 2006	June 30, 2007
Current Assets	$3,518,641	$6,820,523
Net Property, Plant, and Equipment	12,025,627	22,002,204
Other Assets	19,535,430	44,882,449
Total Assets	$35,079,698	$73,705,176
Current Liabilities	$3,783,339	$4,522,386
Total Liabilities	$21,313,043	$28,381,546
Preferred Stock	$325,000	$—
Shareholders Equity	$12,795,623	$41,662,889

Cash Flow Data	June 30, 2006	June 30, 2007
Cash Flow from Operating Activities	$1,237,436	$3,460,040
Cash Flow from (used) Investing Activities	$334,179	$(27,444,660)
Cash Flow from (used) Financing Activities	$(1,418,567)	$28,169,242

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns fourteen adult nightclubs and one upscale dance lounge. The night clubs are located in Indianapolis, St. Louis, Denver, Colorado Springs, Raleigh, Minneapolis, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
Troy H. Lowrie, CEO
Brent Lewis, CFO
VCG Holding Corporation
390 Union Blvd, Suite 540
Lakewood, Colorado 80228
Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
blewis@vcgh.com